UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

August 2, 2013

PMC-SIERRA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-19084	94-2925073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1380 Bordeaux Drive

Sunnyvale, CA 94089

(Address of Principal Executive Offices)(Zip Code)

(408) 239-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 2, 2013, PMC-Sierra, Inc., a Delaware corporation (“PMC” or the “Company”), and its wholly-owned subsidiary PMC-Sierra US, Inc., a Delaware corporation (“PMC US” and, together with the Company, the “Borrowers”), entered into a five-year senior secured credit facility with Bank of America, N.A., as administrative agent and a lender, and a syndicate of other lenders (the “Credit Agreement”). The Credit Agreement provides for a five-year $100 million revolving credit facility, which includes a $25 million sublimit for the issuance of standby letters of credit. The Company may request, from time to time, and subject to customary conditions, including receipt of commitments, that the revolving credit facility be increased by an aggregate amount not to exceed $150 million. The revolving credit facility is available for general corporate purposes. The Company’s obligations under the Credit Agreement are jointly and severally guaranteed by material wholly-owned domestic subsidiaries of the Company (the “Guarantors”).

In connection with the closing of the Credit Agreement, the Company also entered into a collateral agreement dated August 2, 2013 (the “Collateral Agreement”) with, PMC US, the Guarantor, and such other parties that may become Guarantors thereunder after the date thereof, and Bank of America, N.A., in its capacity as administrative agent, pursuant to which the Company, PMC US and the Guarantors granted a security interest in substantially all of their personal property, including the equity interests of their domestic subsidiaries and 65% of the equity interests of their foreign subsidiaries.

At the Company’s option, loans (other than swingline loans) under the Credit Agreement shall bear interest at (i) the Applicable Rate (as defined below) plus the Eurodollar Rate (as defined in the Credit Agreement) or (ii) the Applicable Rate plus a rate equal to the higher of (a) the federal funds rate plus 0.50%, (b) the prime rate of the Administrative Agent (as defined in the Credit Agreement), or (c) the Eurodollar Rate plus 1.0% (the “Base Rate”). All swingline loans will bear interest at a rate equal to the Applicable Rate plus the Base Rate. The Eurodollar Rate is equal to the rate per annum calculated from the British Bankers Association LIBOR rate, as published by Reuters, for the applicable interest periods. The Applicable Rate for Eurodollar Rate loans ranges from 1.75% per annum to 2.25% per annum based on the Company’s leverage ratio. The Applicable Rate for Base Rate loans ranges from 0.75% per annum to 1.25% per annum based on the Company’s leverage ratio. The Company will pay a commitment fee equal to the Applicable Rate times the actual daily amount of the unused portions of the revolving credit facility, subject to adjustments provided in the Credit Agreement. The Applicable Rate for the commitment fee ranges from 0.25% per annum to 0.35% per annum based on the Company’s leverage ratio. The Company may prepay amounts outstanding and terminate commitments under the Credit Agreement, at any time and in whole or in part, without premium or penalty (other than reimbursement of customary breakage costs in the case of Eurodollar Rate loans).

The Credit Agreement contains customary representations and warranties, affirmative covenants and negative covenants, with which the Company must be in compliance in order to borrow funds and to avoid an event of default, including, without limitation, restrictions and limitations on, dividends, asset sales, the ability to incur additional debt and additional liens and certain financial covenants. The Company must maintain a consolidated cash interest coverage ratio of not less than 3.50 to 1.0 as of the end of any fiscal quarter of the Company and a consolidated leverage ratio not to exceed 2.50 to 1.0 as of the end of any fiscal quarter of the Company.

The Credit Agreement also contains customary events of default, including, without limitation, non-payment, breach of representation and warranties, breach of covenants, cross default to other material indebtedness, insolvency events, material judgments, material ERISA events and change of control. The occurrence of an event of default will, in certain circumstances, increase the applicable rate of interest by 2.0% and could result in the termination of commitments under the revolving credit facility, the declaration that all outstanding loans are due and payable in whole or in part and the requirement of cash collateral deposits in respect of outstanding letters of credit.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement dated as of August 2, 2013 by and among PMC-Sierra, Inc., a Delaware corporation, PMC-Sierra US, Inc., a Delaware corporation, Bank of America, N.A., as administrative agent, and the lenders party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMC-SIERRA, INC.

Date: August 5, 2013	By:	/s/ Steven J. Geiser
Steven J. Geiser
Vice President, Finance
Chief Financial Officer and Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of August 2, 2013 by and among PMC-Sierra, Inc., a Delaware corporation, PMC-Sierra US, Inc., a Delaware corporation, Bank of America, N.A., as administrative agent, and the lenders party thereto